                                                                       EXHIBIT 7

                             SECURED PARTY CONSENT

          This SECURED PARTY CONSENT (this "Consent") is made as of September 5, 2003, by and among, SCP Private Equity Investors II, L.P. (the "Secured Creditor"); the Diablo Management Group, a California corporation, solely in its capacity as assignee for the benefit of creditors of WebWare Corporation (referred to hereinafter as the "Assignee" or the "Seller"); WebWare Corporation, a Nevada Corporation (the "Company"); and WCORP, Inc., a Delaware corporation (the "Buyer").

                                    RECITALS

     A. WHEREAS, Secured Creditor holds those certain Demand Promissory Notes listed on the Schedule of Secured Creditor Promissory Notes, annexed hereto as Exhibit A (collectively, the "Secured Notes"), for payment of the original principal amount as set forth on the schedule, along with interest and other fees and expenses, secured by a first priority lien in all of the Company's tangible and intangible personal property, including, but not limited to all:
(i) accounts; (ii) chattel paper, including without limitation tangible chattel paper and electronic chattel paper; (iii) deposit accounts; (iv) documents; (v) general intangibles, including without limitation, payment intangibles and software; (vi) goods, including without limitation, equipment, inventory, fixtures and all accessions, additions, replacements, attachments, accretions, components and substitutes to or for any goods; (vii) and instruments, including without limitation, the promissory notes (collectively, the "Collateral").

     B. WHEREAS, the Buyer has purchased from the Secured Creditor certain demand promissory notes listed on the Schedule of Acquired Secured Promissory Notes, attached hereto as Exhibit B (collectively, the "Acquired Secured Notes"), each secured by a first priority lien in the Collateral.

     C. WHEREAS, the Company has determined that a general assignment (the "General Assignment") of all of its assets, including the Collateral, as allowed by California statute and applicable law (the "Assigned Assets") to the Assignee for the benefit of the Company's creditors is in the best interest of its creditors and the Assignee has agreed to take the Assigned Assets pursuant to the General Assignment.

     D. WHEREAS, the Buyer has made a proposal for the purchase of substantially all of the Assigned Assets (collectively, the "Purchased Assets") from the Assignee pursuant to the proposed Asset Purchase Agreement dated as of September 5, 2003 by and between the Seller and the Buyer (the "Purchase Agreement").

     E. WHEREAS, the Assignee is willing to sell the Purchased Assets to the Buyer pursuant to the Purchase Agreement, subject to certain conditions set forth in the Purchase Agreement, including the consent of the Secured Creditor to such sale free and clear of its liens, claims and encumbrances in the Collateral and of the Buyer's waiver and release of its lien, arising from the Acquired Secured Notes, in any proceeds of the Collateral by the Assignee,

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including any proceeds from the sale of the Purchased Assets and the waiver and release of any claim in the proceeds from the sale of any of the Collateral.

     F. WHEREAS, for valuable consideration received as set forth herein and subject to the terms and conditions for effectiveness of this Consent, the Secured Creditor agrees to offer its consent to the General Assignment and to the sale of the Purchased Assets free and clear of its liens, claims and encumbrances in the Collateral and the Buyer agrees to offer its consent to the General Assignment and to the sale of the Purchased Assets and to waive and release an lien in and claim against the Collateral.

                                    AGREEMENT

          NOW, THEREFORE, in consideration of the recitals and of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Secured Creditor, the Assignee, the Company and the Buyer hereby agree as follows:

I.   GENERAL ASSIGNMENT

     1.1 Consent to General Assignment. The Secured Creditor as holder of the Secured Notes and the Buyer, as holder of the Acquired Secured Notes, hereby consent to the Company's execution and delivery of the Assigned Assets to the Assignee pursuant to the General Assignment for the benefit of creditors of the Company, including the Company's interests in the Collateral, subject to the terms and conditions in this Consent.

     1.2 Reservation of Rights. Neither this Consent with respect to the General Assignment or the General Assignment shall void, release, terminate, subordinate, or disallow the Secured Creditor's or the Buyer's continuing lien upon and security interest in all of the Collateral and the proceeds thereof, which secures the Secured Debt (as defined below) or the Acquired Secured Debt (as defined below), all of which the Secured Creditor and the Buyer, each, expressly reserves and retains with respect to their respective secured debts. The Secured Creditor's and the Buyer's consent to the General Assignment does not waive, release, reduce, or terminate, the Secured Debt or the Acquired Secured Debt or any lien upon or security interest in the Collateral and the proceeds thereof, all of which shall continue in full force and effect notwithstanding the General Assignment.

     1.3 Acknowledgment of Lien and Secured Debt. The Assignee and its counsel have reviewed the documents and public filings evidencing the Secured Creditor's and the Buyer's liens upon and security interests in the Collateral and proceeds thereof. The Assignee under the General Assignment and the Company, each, hereby acknowledge and agree that the Secured Creditor and the Buyer, each, have a valid, perfected and non-avoidable lien upon and security interest in the Collateral and the proceeds thereof, proportionate to the amounts of the Secured Debt and Acquired Secured Debt in relation to the aggregate thereof.

          (a) The Assignee, the Company and the Secured Creditor agree that the obligations evidenced by the Secured Notes and secured by the Collateral (the "Secured Debt") of the Secured Creditor shall total as of September 2, 2003 as set forth on Exhibit A, hereto.

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          (b) The Secured Creditor shall continue to accrue after September, 2
2003 interest, fees, and costs on the Secured Debt, until paid in full, pursuant to the terms and conditions set forth in the Secured Notes and related loan and security agreements and other agreements by and between the Secured Creditor and the Company.

          (c) The Assignee, the Company and the Buyer agree that the obligations evidenced by the Acquired Secured Notes and each secured by the Collateral (the "Acquired Secured Debt") of the Buyer shall total as of September 2, 2003 as set forth on Exhibit B, hereto.

          (d) The Buyer shall continue to accrue after September 2, 2003 interest, fees, and costs on the Acquired Secured Debt, until paid in full, pursuant to the terms and conditions set forth in the Acquired Secured Notes and related loan and security agreements and other agreements by and between the Secured Creditor and the Company.

     1.4 Assignee Fees. Notwithstanding any provisions of the General Assignment concerning fees, expenses, or commissions for the Assignee, it is agreed that the Assignee will not be entitled to charge the Secured Creditor or the Buyer for purposes of paying the Assignee's fees or expenses under the General Assignment. In the event that the Collateral is either purchased by a buyer or returned to the Secured Creditor, the Assignee shall promptly remit and deliver any of the Collateral or proceeds of the Collateral to the Secured Creditor without any deduction or set off.

II.  SALE OF ASSETS

     2.1 Consent to Sale of Assets. The Secured Creditor and the Buyer have reviewed (i) the proposed Purchase Agreement for the sale by the Seller to the Buyer of the Purchased Assets, (ii) the proposed schedule of documents for the transaction contemplated by and related to the Purchase Agreement, and (iii) the other related documents, schedules and agreements (collectively, the "Purchase Agreement Documents") describing the transaction whereby the Assignee will sell the Purchased Assets (including the Collateral) to the Buyer, subject to, among other things, this Consent (the "Proposed Sale").

          (a) The Secured Creditor consents to the sale of the Purchased Assets, including the Collateral, subject to its liens, and the Secured Creditor further agrees that its liens, claims and encumbrances in the Collateral sold to the Buyer pursuant to the Purchase Agreement will be waived and released as of the date that all conditions in Section 4.2 are fulfilled, unless otherwise waived in writing by the Secured Creditor.

          (b) The Secured Creditor does not consent, and reserves the right to object to, any sale, lease, or disposition of the Collateral to any person other than the Buyer or on terms other than the terms substantially set forth in the Purchase Agreement Documents.

          (c) The Buyer, as holder of the Acquired Secured Notes, consents to the Proposed Sale of the Collateral to the Buyer on the terms substantially set forth in the Purchase Agreement Documents, subject to the terms and conditions set forth in this Consent.

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     2.2 Consideration. In consideration for the Secured Creditors' consent to the sale of the Collateral free and clear of its liens, claims and encumbrances and for the treatment of its secured claim on account of the Secured Debt (the "Secured Creditor Claim"), subject to the terms and conditions of this Consent, on or before the date of consummation of the Purchase Agreement the Secured Creditor will receive: (a) payment of $521,291 in cash (the "Cash Consideration") from the Assignee; and (b) delivery of 4,476,276 certificated common shares of Insci Corp. (INSS.OB) (the "Secured Creditor Shares") from the Assignee.

     2.3 Reservation of Rights. Neither this Consent with respect to the Purchase Agreement or the Purchase Agreement Documents shall void, release, terminate, subordinate, or disallow the Secured Creditor's or the Buyer's continuing lien upon and security interest in all of the proceeds of the Collateral, which secures the Secured Debt or the Acquired Secured Debt, all of which the Secured Creditor and the Buyer, each, expressly reserves and retains with respect to their respective secured debts. The Secured Creditor's and the Buyer's consent to the Purchase Agreement does not waive, release, reduce, or terminate, the Secured Debt or the Acquired Secured Debt or any lien upon or security interest in the proceeds of the Collateral, all of which shall continue in full force and effect notwithstanding the sale of the Collateral.

III. TREATMENT OF SECURED CLAIMS

     3.1 Payment and Subordination of Secured Creditor's Claim. Subject to the conditions for effectiveness set forth below, the Secured Creditor and the Assignee agree that the Secured Creditor Claim will be treated as follows:

          (a) A portion of the Secured Creditor Claim equal in amount to (i) the attributed value of the Secured Creditor Shares delivered to the Secured Creditor and (ii) the Cash Consideration will be deemed satisfied and the Secured Creditor will agree that such portion of the Secured Creditor Claim will be reduced accordingly; and

          (b) The remaining outstanding and unpaid portion of the Secured Creditor Claim will be subordinated to all allowed claims of unsecured creditors of the Company. Notwithstanding the foregoing or any other provision of this Consent, the Secured Creditor retains its lien in cash (exclusive of cash proceeds of Collateral received in connection with the Purchase Agreement) except to the extent that $75,000, which is retained by the Assignee, is required to pay the administrative costs incurred by the Assignee, including fees and costs of the Assignee and its professionals.

     3.2 Waiver of Acquired Secured Claim. Subject to the terms and conditions of this Consent, the Buyer, as holder of the Acquired Secured Notes, and the Assignee agree that the claim of the Buyer on account of the Acquired Secured Debt (the "Acquired Secured Claim") will be waived and released with respect to all proceeds of the Collateral paid to the Assignee in connection with the sale of Purchased Assets under the Purchase Agreement Documents. The Buyer further agrees that it will have no claim, right or title in the proceeds from the sale of any of the Collateral received by the Assignee, including the proceeds received in connection with the sale of the Purchased Assets, provided that each and all of the conditions for effectiveness of this Consent are fulfilled. Notwithstanding the foregoing, nothing in this Consent shall void,

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release, terminate, subordinate, or disallow the Buyer's continuing lien upon and security interest in all of the Collateral acquired by the Buyer pursuant to the Purchase Agreement.

IV.  CONDITIONS TO EFFECTIVENESS

     4.1 Conditions to Consent to General Assignment. The effectiveness of the consents to the General Assignment and the provisions in Article I are conditioned upon, unless waived by the Secured Creditor in writing, that no preliminary or permanent injunction, stay pending appeal or other order or decree by any federal or state court which prevents the liquidation of the claims of the Secured Debtor or the Acquired Secured Debtor (each party agreeing to use commercially reasonable efforts to have any such injunction, order or decree lifted) and no statute, rule or regulation shall have been enacted by any governmental authority which prohibits the liquidation of the Secured Debt and the Acquired Secured Debt and treatment of the Secured Creditor Claim and the Acquired Secured Claim.

     4.2 Conditions to Consent to Sale and Treatment of Claims. The effectiveness of the consents to the sale of assets pursuant to the Purchase Agreement free and clear of the Secured Creditor's liens in the Collateral and the provisions in Article II and the treatment of secured claims and the provisions in Article III are subject to the fulfillment of the following conditions, unless waived by the Secured Creditor in writing:

          (a) Before the 151st day after the General Assignment, no preliminary or permanent injunction, stay pending appeal or other order or decree by any federal or state court which prevents the liquidation of the claims of the Secured Debt or the Acquired Secured Debt or the treatment of claims in Article III has been issued and remains in effect (each party agreeing to use commercially reasonable efforts to have any such injunction, order or decree lifted) and no statute, rule or regulation shall have been enacted by any governmental authority which prohibits the liquidation and treatment of claims;

          (b) Receipt of duly executed Purchase Agreement Documents in form and substance satisfactory to the Secured Creditor;

          (c) As of the 151st day after the General Assignment neither:

               (i) a voluntary or involuntary petition for relief under the United States Bankruptcy Code has been filed with respect to the Company, its assigns or successors; or

               (ii) any litigation has been commenced by any of the creditors of the Company against the Secured Creditor, the Assignee, the Company, or the Buyer;

          (d) The Buyer or the Assignee has delivered the Secured Creditor Shares to the Secured Creditor promptly upon the consummation of the Purchase Agreement; and

          (e) The Assignee has used its best efforts to transfer to the Secured Creditor the Cash Consideration pursuant to the wire transfer instructions attached hereto as Exhibit C, on

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the same day such consideration is received by the Assignee pursuant to the
Purchase Agreement, or in any event, within one business day from receipt of such funds.

     4.3 Waiver of Conditions. Any condition specified in Sections 4.1 and 4.2 may be waived by the Secured Creditor, provided that no such waiver shall be effective unless it is set forth in a writing executed by the Secured Creditor.

V.   MISCELLANEOUS

     5.1 Right to Credit Bid. In any sale, lease, or other disposition of the Collateral by the Assignee, other than the Proposed Sale to the Buyer on terms substantially as described in the Asset Purchase Documents, the Secured Creditor reserves its right to credit bid the amount of its Secured Debt, by bidding at any sale or disposition of the Collateral and offsetting the Secured Debt against the purchase price of the Collateral, which right to credit bid the Assignee expressly acknowledge and consent to.

          (a) The Assignee agrees that each sale of the Collateral by the Assignee, including the Proposed Sale to the Buyer, shall be and shall be deemed to constitute a public disposition of the Collateral in accordance with Section 9610(c)(1) of the California Commercial Code.

          (b) The Secured Party's exercise of its right to credit bid for the Collateral under this Section 5.1 will not be or be deemed to constitute acceptance of the Collateral in satisfaction of the Secured Debt, under Sections 9620, 9621 or 9622 of the California Commercial Code, or otherwise.

     5.2 Redemption of Collateral. Nothing herein shall waive the Assignee's right to redeem the Collateral upon payment in full of the Secured Debt and the Acquired Secured Debt

     5.3 Notice. Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication (including the delivery of financial statements) that is required, contemplated, or permitted under this Consent or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (a) the first business day after transmission by facsimile or hand delivery or deposit with an overnight express service or overnight mail delivery service; or (b) the third calendar day after deposit in the United States mail, with proper first class postage prepaid, and shall be addressed to the party to be notified as follows:

          a.   If to the Secured Creditor:

               SCP PRIVATE EQUITY PARTNERS II, L.P.
               435 Devon Park Drive
               Building 300
               Wayne, PA 19087
               Telephone: (610) 995-2900

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               Facsimile: (610) 975-9546
               Attention: Charles Freyer, Esq.

          b.   If to the Assignee:

               THE DIABLO MANAGEMENT GROUP
               2010 Crow Canyon Place
               Suite 280
               P.O. Box 5124
               San Ramon, CA 94583
               Telephone: (925) 275-0215
               Facsimile: (925) 275-0216
               Attention: Richard G. Couch

               with a copy to:

               MURRAY & MURRAY, P.C.
               19330 Stevens Creek Boulevard
               Suite 100
               Cupertino, CA 95014-2526
               Telephone: (650) 852-9000
               Facsimile: (650) 852-9244
               Attention: Craig M. Prim, Esq.

          c.   If to the Company:

               WEBWARE CORPORATION
               4000 Bridgeway, Suite 101
               Sausalito, CA 94965
               Telephone: (415) 339-8580
               Facsimile: (415) 332-6658
               Attention: Nicholas D. Troiano

               With a copy to:

               WINSTON & STRAWN LLP
               101 California Street, 39th Floor
               San Francisco, CA 94111
               Telephone: (415) 591-1000
               Facsimile: (415) 591-1400
               Attention: Keith A. McDaniels, Esq.

                                       7

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          d.   If to the Buyer:

               WCORP, Inc.
               Two Westborough Business Park
               200 Friberg Parkway,
               Suite 2000
               Westborough, MA 01581
               Telephone: (508) 870-4100
               Facsimile: (508) 870-4221
               Attention: Henry F. Nelson

               with a copy to:

               BARATTA & GOLDSTIEN
               597 Fifth Avenue
               New York, NY 10017
               Telephone: (212) 750-9700
               Facsimile: (212) 750-8297
               Attention: Joseph P. Baratta, Esq.

     5.4 Waiver. The failure of any party to enforce at any time, or for any period of time, any provision of this Consent shall not be construed to be a waiver of such provision or of the right of such party to enforce such provision or each and every other provision of this Consent.

     5.5 Applicable Law; Jurisdiction. This Consent shall be governed by and construed and enforced in accordance with the laws of the state of California, excluding conflict of law rules and principles. All parties hereby waive personal service of the summons, complaint and other process issued in any action or suit and agrees that service of such summons, complaint and other process may be made by registered or certified mail addressed to such party at the address as designated in accordance with this Consent.

     5.6 Waiver of Jury Trial. Each party to this Consent waives the right to trial by jury in any action, suit, proceeding, or counterclaim of any kind arising out of or related to this Consent or the transactions contemplated by this Consent. Each such party represents and warrants that it has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial rights following consultation with legal counsel. In the event of litigation, this Consent may be filed as a written consent to a trial by the court.

     5.7 Severability. If any provision of this Consent shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     5.8 Entire Agreement. This Consent constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof, and supersedes any and all proposals, offers, and understandings with respect to such subject matter. Each party

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understands and agrees that this Consent shall not be altered, amended, modified or otherwise changed in any respect whatsoever except by a writing duly executed by authorized representatives of each party.

     5.9 Interpretation.

          (a) Section or paragraph headings used in this Consent are for reference purposes only and will not be used in the interpretation of this Consent. In construing or interpreting this Consent, the word "or" shall not be construed as exclusive, and the word "including" shall not be limiting.

          (b) The parties agree that this Consent shall be fairly interpreted in accordance with its terms without any strict construction in favor of or against either party and that ambiguities shall not be interpreted against the drafting party. The parties expressly waive the provisions of Section 1654 of the California Civil Code and the provisions of any similar statute or common law of any applicable jurisdiction that create a presumption of interpretation against a drafter.

     5.10 Recitals. The parties hereto confirm the accuracy of the recitals hereto, which recitals are hereby incorporated herein and deemed to be a material part of this Consent.

     5.11 Binding on Successors. This Consent is intended by the parties to be binding upon their successors, agents and assigns, including bankruptcy trustees and estate representatives and any parent, subsidiary and affiliated entity of each party.

     5.12 Survival. All of the agreements, consents, representations, warranties and obligations of the parties set forth in this Consent shall survive the execution of this Consent.

     5.13 Representation by Counsel. Each party hereto acknowledges and represents to the other that it has had the advice of attorneys of its own choosing in connection with the evaluation of the dispute and the negotiation and execution of this Consent.

     5.14 Counterparts. This Consent may be executed in identical counterpart copies, each of which shall be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Consent by facsimile transmission shall be effective as delivery of a manually executed counterpart thereof.

     5.15 Expenses. Each party shall be liable for his, her or its own expenses in connection with the preparation and negotiation of this Consent and all related documents and notices, including, without limitation, all fees and expenses for the employment of attorneys, accountants and other professionals.

                  [Remainder of Page Intentionally Left Blank]

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          IN WITNESS WHEREOF, this Consent has been duly executed as of the date first above written.

SCP PRIVATE EQUITY PARTNERS II, L.P.


By:
    ---------------------------------------
Name:
      -------------------------------------
Title:
       ------------------------------------


THE DIABLO MANAGEMENT GROUP
Solely, in its Capacity as Assignee for the Benefit of Creditors of WebWare Corporation


By:
    ---------------------------------------
Name:
      -------------------------------------
Title:
       ------------------------------------


WEBWARE CORPORATION


By:
    ---------------------------------------
Name:
      -------------------------------------
Title:
       ------------------------------------

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WCORP, INC.


By:
    ---------------------------------------
Name:
      -------------------------------------
Title:
       ------------------------------------

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

                                   EXHIBIT A

                            to Secured Party Consent

                 SCHEDULE OF SECURED CREDITOR PROMISSORY NOTES

                                   (Attached)

                                   EXHIBIT B

                            to Secured Party Consent

                 SCHEDULE OF ACQUIRED SECURED PROMISSORY NOTES

                                   (Attached)

                                   EXHIBIT C

                            to Secured Party Consent

                           WIRE TRANSFER INSTRUCTIONS

          ABA # 031 000 053
          PNC Bank
          Philadelphia, PA
          Acct. # 86 0580 5801
          SCP Private Equity Partners II, L.P.
          Attn: Dennis P. Ferry: 610-254-4294

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